Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this "Agreement"), dated as of August 25, 2014, between Enerpulse Technologies, Inc., a Nevada corporation (the "Company"), and Gordian Group, LLC, a Delaware limited liability company ("Gordian"). The parties hereto are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party."

WHEREAS, Gordian currently holds 131,287 shares of common stock (the “Common Stock”) of the Company, $0.001 par value per share (the “Subject Shares”);

WHEREAS, pursuant to an earlier settlement agreement, dated October 12, 2011, by and between the Company and Gordian, Gordian obtained, among other things, certain preferred shares that were subsequently converted into the Subject Shares and a redemption right (the “Redemption Right”) relating to such preferred shares (initially) and the Subject Shares (subsequently) as described in Section 7.1(c) of the Sixth Amended and Restated Certificate of Incorporation of Enerpulse, Inc., a wholly-owned subsidiary of the Company, filed with the Secretary of State of the State of Delaware on December 19, 2012 (the “Old Charter”);

WHEREAS, the Company confirmed Gordian’s Redemption Right with respect to the Subject Shares in a letter agreement, dated October 21, 2013 (the “Letter Agreement”), by and between the Company and Gordian;

WHEREAS, on May 27, 2014, Gordian exercised its redemption rights (the “Redemption”) with respect to all the Subject Shares;

WHEREAS, pursuant to (i) the terms of the Letter Agreement and (ii) the Redemption Right, Gordian has asserted that the Company is obligated to pay to Gordian, no later than the date hereof (the “Redemption Date”), $300,000 (the “Redemption Price”) in connection with the Redemption of the Subject Shares;

WHEREAS, the Company has requested whether Gordian is willing to modify the terms of the Redemption Right so that a portion of the Redemption Price can be paid at a later time;

WHEREAS, Gordian has indicated that it is willing to make such a modification, subject to and on the terms set forth in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the compromise and settlement reflected herein with respect to the Redemption Right and the Redemption Price constitute the exchange of reasonably equivalent value between the Parties to settle the matters between them with respect to the Redemption and are reasonable and fair to the Parties;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

REDEMPTION

(a)           Upon the terms and subject to the conditions of this Agreement, on the date hereof, in full redemption of the Subject Shares and satisfaction of the Redemption, the Company (a) has paid to Gordian, and Gordian hereby acknowledges receipt of, a cash amount of $200,000 (the “Cash Redemption Price”) and (b) shall issue to Gordian a promissory note, in the form attached hereto as Exhibit A, in the principal amount of $100,000 (the “Note”).

(b)            Against payment of the Cash Redemption Price and issuance of the Note, Gordian will promptly deliver to the Company for cancellation the certificates (either physically or electronically) representing the Subject Shares, duly endorsed for transfer (with gold medallion guaranty) in the case of delivery of physical stock certificates.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1. Representations and Warranties of Gordian. Gordian represents and warrants to the Company as of the date hereof that:

(a)           Authority, Execution and Binding Effect. The execution, delivery and performance by Gordian of this Agreement and the transactions contemplated hereby are within its limited liability company powers, and have been duly authorized by all necessary action on the part of Gordian, and no other corporate act or proceeding on the part of Gordian is necessary to approve the execution and delivery of this Agreement or the consummation by Gordian of the transactions contemplated hereby. This Agreement has been validly executed and delivered by Gordian. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Gordian, enforceable against Gordian in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally or by equitable principles.

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(b)           No Conflicts. The execution, delivery and performance of this Agreement by Gordian will not, with or without the giving of notice or lapse of time, or both, (i) conflict with the certificate of formation or limited liability company agreement or similar constitutive documents of Gordian, (ii) result in any breach of any terms or provisions of, or constitute a default under, or conflict with any material contract, agreement or instrument to which Gordian is a party or by which Gordian is bound, or (iii) violate any material provision of law, statute, rule or regulation to which it is subject or any material order, judgment or decree applicable to Gordian, except in the case of each of the preceding subclauses (i) through (iii), for such conflicts, breaches, defaults or violations which, individually or in the aggregate, would not be likely to have a material adverse effect on Gordian’s ability to perform its obligations under this Agreement.

(c)           Litigation. There is no claim, cause of action, allegation, action, suit, proceeding, litigation, arbitration or investigation ("Action") pending or, to Gordian's knowledge, threatened (i) by or against Gordian which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or (ii) with respect to the transactions contemplated hereby, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which, if adversely determined, would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby. There is no order, decree, injunction or judgment pending or in effect against Gordian that would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby.

SECTION 2.2. Representations and Warranties of the Company. The Company represents and warrants to Gordian as of the date hereof that:

(a)           Authority, Execution and Binding Effect. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby are within its corporate powers, and have been duly authorized by all necessary action on the part of the Company, and no other corporate act or proceeding on the part of the Company is necessary to approve the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Gordian, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally or by equitable principles.

(b)           No Conflicts. The execution, delivery and performance of this Agreement by the Company will not, with or without the giving of notice or lapse of time, or both, (i) conflict with the certificate of incorporation or by-laws or similar constitutive documents of the Company, (ii) result in any breach of any terms or provisions of, or constitute a default under, or conflict with any material contract, agreement or instrument to which the Company is a party or by which the Company is bound, except for such breaches, defaults or conflicts which, individually or in the aggregate, would not be likely to have a material adverse effect either on the financial position, results of operations or business of the Company or the Company’s ability to perform its obligations under this Agreement, or (iii) violate any material provision of law, statute, rule or regulation to which it is subject or any material order, judgment or decree applicable to the Company.

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(c)           Litigation. There is no Action pending or, to the Company's knowledge, threatened (i) by or against the Company which would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby or (ii) with respect to the transactions contemplated hereby, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority which, if adversely determined, would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby. There is no order, decree, injunction or judgment pending or in effect against the Company that would be likely to prevent, materially interfere with or materially delay the consummation of the transactions contemplated hereby.

ARTICLE III

COVENANTS

SECTION 3.1. Cooperation; Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

SECTION 3.2 Mutual Release. (a)           Effective as of the date of this Agreement, each Party, on behalf of itself and each of its Related Parties (collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge the other Party and each of its Related Parties (collectively, the “Released Parties”), of and from any and all known and unknown claims, actions, causes of action, suits, debts, liens, contracts, agreements, promises, commitments, demands, charges, damages, awards, assessments, losses, costs, expenses (including attorneys’ fees and costs), and other liabilities and obligations that the Releasing Parties may now or henceforth have against the Released Parties, of any nature or kind, known or unknown, suspected or unsuspected, from whatever cause, action, omission, or other matter or circumstance, from the beginning of time to and through the date of this Agreement (including, but not limited to, with respect to the Redemption and the Redemption Right); provided, however, that no release is given hereunder with respect to (i) a Releasing Party’s rights under this Agreement, (ii) Gordian’s rights under the Note or (iii) the surviving indemnification, exculpation, contribution, limitations on usage of Gordian’s advice, venue and jurisdictional consent and choice of law provisions of the engagement letter, dated June 1, 2010, between the Company and Gordian (the “Surviving Provisions”) (the foregoing exceptions in the preceding subclauses (i) through (iii), collectively, the “Exceptions”). For purposes of this Agreement, (x) "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under direct or indirect common control with another Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controls" and "controlled" have meanings correlative to the foregoing, (y) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof, and (z)“Related Parties” shall mean such Person’s past, present and future controlling Persons, Affiliates, and subsidiaries, and the respective members, shareholders, partners, managers, directors, officers, employees, agents, predecessors, successors and assigns of such controlling Persons, Affiliates and subsidiaries.

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(b)           It is each Party’s intention that this release shall be effective as a full and final accord and satisfactory release of each and every matter that is the subject of this release. Each Party acknowledges that a Releasing Party may hereafter discover claims or facts in addition or different from those such Releasing Party now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the intention of each Party to fully, finally and forever settle and release all such matters and all claims relative thereto, which do now exist, may exist, or heretofore have existed (still subject to the Exceptions). In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete general release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto (still subject to the Exceptions).

(c)           Each Party acknowledges that the applicable laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Party acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the date hereof, each Party shall be deemed to waive any such provision.

(d)            Each Party expressly represents, warrants and covenants not to (i) sue the Released Parties to enforce any charge, claim or cause of action released pursuant to this Agreement, (ii) participate, assist or cooperate in any such proceedings, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding. This covenant not to bring or maintain any action in law or equity shall be subject to specific enforcement and the Released Parties, or any of them, shall have standing to bring any such action for specific enforcement. This covenant does not apply to any suits or other proceedings to enforce the provisions of this Agreement or of the Note. In any suit to enforce this Agreement, the party that prevails with respect to the preponderance of the material, substantive issues in dispute shall be entitled to reimbursement of its reasonable attorneys’ fees and costs from the other party or parties.

(e)           EACH PARTY HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS AND EFFECTS OF THE RELEASE CONTAINED IN THIS AGREEMENT. EACH PARTY HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL OF ITS OWN CHOOSING WITH RESPECT TO THE EXECUTION AND LEGAL EFFECT OF THIS AGREEMENT.

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ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement.

SECTION 4.2. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given:

if to the Company, to:

Enerpulse, Inc.

2451 Alamo Ave SE

Albuquerque, NM 87106

Fax: (505) 842-6592

Attention: Mr. Joseph E. Gonnella

           Chief Executive Officer

if to Gordian, to:

Gordian Group, LLC

950 Third Avenue, 17th Floor

New York, NY 10022

Fax: (212) 486-3616

Attention: David Herman

           SECTION 4.3. Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

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           SECTION 4.4. Entire Agreement; Amendment. This Agreement, together with the Note and the Surviving Provisions, contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. This Agreement may be amended, modified or waived in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by each of the Parties or by their duly appointed representatives or successors. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided therein.

           SECTION 4.5. Governing Law. This Agreement and the rights and duties of the Parties shall be governed by and construed in accordance with the law of the State of New York.

           SECTION 4.6. Jurisdiction; Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie and shall be brought in any federal or state court located in the State of New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

           SECTION 4.7. Mutual Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this agreement or any documents related hereto.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement on the day first written above.

ENERPULSE TECHNOLOGIES, INC.

By:	/s/ Joseph E. Gonnella
Joseph E. Gonnella
Chief Executive Officer

GORDIAN GROUP, LLC

By:	/s/ Peter S. Kaufman
Name: Peter S. Kaufman
Title: President

EXHIBIT A

FORM OF PROMISSORY NOTE